Form: N-8A
 1
Filename:	mzcn8a.txt
 EMPLOYEES' SECURITIES COMPANY REGISTRATION STATEMENT

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FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersign investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: MCCLAIN ZACHARY CHRISTIAN

Address of Principal Business Office (No. & Street, City, State, Zip Code):

CARE OF 46 CARLISLE RD
FRB OF ST LOUIS
TIJERAS,NM 87059-8025

Telephone Number (including area code): 208-960-8813

Name and Address of Agents for Service of Process:

Noncitizen National: mcclain, zachary christian;
CAF#0315-12878R: Department of Health, Board of Directors:
CA Registrar file No. 104-91-280413/ 104-1991-280413;
Principal Financial and Accounting Officer as transfer agent:

ESTATE OF ZACHARY C MCCLAIN
CARE OF 46 CARLISLE RD
FRB OF ST LOUIS
TIJERAS,NM 87059-8025

Yes this Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A.

Pursuant to the requirements of the Investment Company Act of 1940, the undersign registrant does sign this notification of registration on its behalf of the city of TIJERAS and state of NEW MEXICO on the 25TH day of AUGUST of 2022.



MCCLAIN ZACHARY CHRISTIAN
Signature /s/ ZACHARY C MCCLAIN
Registrant: ZACHARY C MCCLAIN CAF# 0315-12848R
Name of Sponsor: NEW MEXICO
Attest: /s/ McClain, Timothy James
Title: Noncitizen National


MERCHANT-NONRESIDENT NATIONAL-MASTER-SEAMAN-NONCITIZEN NATIONAL
CA REGISTRAR NO. 104-91-280413
DBA ZACHARY CHRISTIAN MCCLAIN OR
ESTATE OF ZACHARY C MCCLAIN
ISOA/ATIMA
CARE OF 46 CARLISLE RD
BANK CITY: TIJERAS,NM 87059-8025
MARKET IDENTIFIER NO. 0829431562



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549